Exhibit 99.1

Media:	Wendy Olson (713) 627-4072 (713) 627-4747 (24-hour media line)

Analysts:	John Arensdorf (713) 627-4600

Date:	July 8, 2011

Spectra Energy Corp Appoints Joseph Alvarado to Board of Directors

HOUSTON – Spectra Energy Corp (NYSE: SE) today announced Joseph Alvarado, currently president and chief operating officer, Commercial Metals Company, was appointed to its board of directors, effective immediately.

Alvarado, 58, who will assume the role of president and chief executive officer, Commercial Metals Company, on September 1, 2011, has 35 years of relevant business and manufacturing industry experience, most notably steel manufacturing. Alvarado is the former president of U.S. Tubular Products, Inc., a division of U.S. Steel, and also was president of Lone Star Technologies, prior to its acquisition by U.S. Steel. He has held various executive-level positions in operations, sales and marketing, and finance with Ispat North America (now ArcelorMittal), Birmingham Steel and Inland Steel.

Alvarado holds a master’s degree in business administration from Cornell University’s Johnson School and a bachelor’s degree from the University of Notre Dame.

“Joe brings a wealth of business knowledge and industry experience to this role,” said Bill Esrey, chairman of the board, Spectra Energy Corp. “I am confident his wide-ranging expertise and keen insights will be valuable assets that will strengthen the mix of skills of our board.”

Spectra Energy Corp (NYSE: SE), a FORTUNE 500 company, is one of North America’s premier natural gas infrastructure companies serving three key links in the natural gas value chain: gathering and processing, transmission and storage, and distribution. For nearly a century, Spectra Energy and its predecessor companies have developed critically important pipelines and related infrastructure connecting natural gas supply sources to premium markets.

Based in Houston, Texas, the company operates in the United States and Canada approximately 19,100 miles of transmission pipeline, more than 305 billion cubic feet of storage, as well as natural gas gathering and processing, natural gas liquids operations and local distribution assets. The company also has a 50 percent ownership in DCP Midstream, one of the largest natural gas gatherers and processors in the United States. Spectra Energy is a member of the Dow Jones Sustainability World and North America Indexes and the U.S. S&P 500 Carbon Disclosure Project’s Leadership Index for both Carbon Performance and Disclosure. For more information, visit www.spectraenergy.com.

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